UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2011

DJSP ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	001-34149	98-0667099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 South Pine Island Road Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 727-8217
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement..

On June 22, 2011, DAL Group, LLC, a subsidiary of DJSP Enterprises, Inc., entered into a definitive agreement (the “Purchase Agreement”) to sell substantially all of the assets of its subsidiary, Default Servicing, LLC (“Default”) to Default Servicing USA, Inc. (“USA”), a subsidiary of Homeland Security Capital Corporation (“HSCC”).  Default provides real estate owned (“REO”) liquidation related services directly to REO customers, including property inspection, valuation, eviction, broker assignment, closing, and other services.

USA will acquire the assets of Default for approximately $500,000 in cash, and up to $3.25 million to be paid as a percentage of net revenue through 2014.  The Purchase Agreement contains provisions for a covenant not to compete and mutual indemnification.

A copy of the Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 9.01.   Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Descriptions
10.1	Asset Purchase Agreement, dated June 22, 2011, by and among Homeland Security Capital Corporation, Default Servicing USA, Inc., Default Servicing, LLC, and DAL Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJSP Enterprises, Inc.
(Registrant)

Date June 22, 2011	By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein,
President and Chief Executive Officer